SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 FORM 8-K/A

                               CURRENT REPORT

                     Pursuant to Section 13 of 15(d) of
                     the Securities Exchange Act of 1934

                               Date of Report

                              January 27, 1999


                           CACI International Inc
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                                  Delaware
               ----------------------------------------------
               (State or other jurisdiction of incorporation)

0-8401
                          ------------------------
                          (Commission File Number)

                                  54-134588
                      ---------------------------------
                      (IRS Employer Identification No.)

                             1100 N. Glebe Road
                          Arlington, Virginia 22201
             ---------------------------------------------------
             (Address of principal executive offices) (Zip Code)

                               (703) 841-7800
            ----------------------------------------------------
            (Registrant's telephone number, including area code)
PAGE

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS
---------------------------------------------

On November 16, 1998, CACI International Inc announced that it has completed its acquisition of all of the common stock of QuesTech, Inc., which became effective at 11:59 p.m. on November 13, 1998. The total consideration paid by CACI, including the assumption of liabilities, was approximately $42 million; QuesTech shareholders will receive $18.13 per share in cash as they surrender their Common Stock. QuesTech specializes in the development and application of information technology and engineering services for the defense and national security community. The transaction was funded through borrowings under CACI's existing line of credit with a group of banks.

QuesTech, which has over 600 employees worldwide, will be operated as a wholly-owned subsidiary of CACI under the new name CACI Technologies, Inc. The operations of the new subsidiary will be fully integrated into CACI to achieve the full benefit of the merger for customers and shareholders. CACI expects the acquisition to be accretive to net earnings. In its last full year of operations, QuesTech reported revenues of $78 million.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
------------------------------------------

(a)(1) FINANCIAL STATEMENTS. Restated consolidated financial statements for QuesTech, Inc. for the fiscal years ended December 31, 1997, 1996 and 1995, and Report of Independent Certified Public Accountants.

(b)(2) PRO FORMA FINANCIAL INFORMATION. Pro forma financial information relative to the acquisition of QuesTech, Inc. for the most recent fiscal year ended June 30, 1998, and for the quarter ended September 30, 1998.

       The following CACI pro forma condensed consolidated statements of operations for the year ended June 30, 1998 and for the quarter ended September 30, 1998, and the CACI pro forma consolidated balance sheets as of June 30, 1998 and September 30, 1998, are unaudited and have been prepared on a pro forma basis to give effect to the acquisition (accounted for as a purchase) of QuesTech, Inc. as if the transaction had occurred on July 1, 1998.

       The pro forma condensed consolidated statement of operations for the year ended June 30, 1998 does not purport to represent what CACI's result of operations would actually have been had the transaction in fact occurred on the aforementioned date, or to project CACI's results of operations for any future periods. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable under the circumstances.

       The pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of both CACI and QuesTech, including the notes thereto.


(c)    EXHIBITS.


Exhibit 23 Consent of the Independent Certified Public Accountants to inclusion in this Current Report on Form 8-K/A of the restated consolidated financial information related to the Report of Independent Certified Public Accountants for QuesTech, Inc. for the fiscal year ended December 31, 1997.


Exhibit 99.1 Acquisition Agreement by and among CACI International Inc, QuesTech, Inc., and CACI Acquisition Corporation dated as of July 30, 1998.

Exhibit 99.2 Press Release dated November 16, 1998, announcing completion of the QuesTech, Inc. acquisition.
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                       QuesTech, Inc. and Subsidiaries
                 RESTATED CONSOLIDATED FINANCIAL STATEMENTS
                          AND REPORT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS
                       December 31, 1997, 1996 and 1995
PAGE

                                 C O N T E N T S





REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

CONSOLIDATED FINANCIAL STATEMENTS

   CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1997 AND 1996

   CONSOLIDATED STATEMENTS OF EARNINGS - YEARS ENDED
     DECEMBER 31, 1997, 1996 AND 1995

   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -
     YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

   CONSOLIDATED STATEMENTS OF CASH FLOWS - YEARS
     ENDED DECEMBER 31, 1997, 1996 AND 1995

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SUPPLEMENTAL INFORMATION

   SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
PAGE

                                  [LETTERHEAD]


Report of Independent Certified Public Accountants

Stockholders
QuesTech, Inc., and Subsidiaries


We have audited the accompanying consolidated balance sheets of QuesTech, Inc. (a Virginia corporation), and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QuesTech, Inc., and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

We have also audited Schedule II as of December 31, 1997, and for each of the three years in the period then ended. In our opinion, this schedule presents fairly the information required to be set forth therein.

                                /s/ Grant Thornton LLP
                                ----------------------

Vienna, Virginia
February 6, 1998 (except for Notes J and K, as to which the date is August 31, 1998)


Suite 375
2070 Chain Bridge Road
Vienna, VA 22182-2536
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
                         QuesTech, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS
                                  December 31,

                                     ASSETS

                                                    1997           1996
                                                  Restated       Restated
                                                -----------    -----------

CURRENT ASSETS

  Cash and cash equivalents .................   $    97,700    $    43,500

  Accounts receivable
    Trade ...................................    11,734,800      9,027,600
    Income taxes and other ..................       867,200        594,500
  Prepaid expenses and other ................       162,300        347,200
  Deferred income taxes .....................       239,500        900,300
                                                -----------    -----------
       Total current assets .................    13,101,500     10,913,100

EQUIPMENT AND LEASEHOLD IMPROVEMENTS - at
  cost less accumulated depreciation and
  amortization ..............................     3,100,700      2,665,700

GOODWILL, less accumulated amortization of
  $1,726,200 and $1,571,600, respectively  ..     1,210,400      1,365,000

DEFERRED INCOME TAXES, net of valuation
  allowance of $262,000 .....................     1,369,900      1,315,600

OTHER ASSETS ................................     2,350,300      1,864,900

NET ASSETS OF DISCONTINUED OPERATIONS .......     2,682,600      2,376,900
                                                -----------    -----------
TOTAL ASSETS ................................   $23,815,400    $20,501,200
                                                ===========    ===========

The accompanying notes are an integral part of these statements.
PAGE

                         QuesTech, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS
                                  December 31,

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                     1997           1996
                                                   Restated       Restated
                                                 -----------    -----------

CURRENT LIABILITIES

  Line of credit  ............................   $ 3,919,800    $ 1,227,400
  Current maturities of long-term
    obligations ..............................       511,900        374,000
  Accounts payable ...........................     2,180,900      1,937,900
  Accrued liabilities and deferred
    credits ..................................     4,956,900      5,512,800
                                                 -----------    -----------
        Total current liabilities ............    11,569,500      9,052,100

LONG-TERM OBLIGATIONS, net of current
  maturities .................................     1,527,800      1,721,800
INDEBTEDNESS TO RELATED PARTIES ..............     1,542,900      1,417,100
ACCRUED POSTRETIREMENT BENEFIT COST ..........     1,577,000      1,267,300
OTHER LONG TERM OBLIGATIONS ..................       894,300      1,010,500
                                                 -----------    -----------
        Total liabilities ....................    17,111,500     14,468,800
                                                 -----------    -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock - authorized 3,000,000 shares
   of $.05 par value, issued 1,657,304
   and 1,649,904 shares, outstanding 1,618,557
   and 1,610,857 at December 31, 1997 and
   1996, respectively ........................        82,800        82,500
  Additional paid in capital .................     2,878,300     2,835,600
  Retained earnings ..........................     4,297,900     3,652,000
  Less:  Treasury Stock at cost ..............      (210,500)     (193,100)
  Due from SECT ..............................      (344,600)     (344,600)
                                                 -----------   -----------

        Total stockholders' equity ...........     6,703,900     6,032,400
                                                 -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...   $23,815,400   $20,501,200
                                                 ===========   ===========


The accompanying notes are an integral part of these statements.
PAGE

                         QuesTech, Inc. and Subsidiaries

                       CONSOLIDATED STATEMENTS OF EARNINGS

                             Year ended December 31,


                                         1997         1996         1995
                                       Restated     Restated     Restated
                                     -----------  -----------  -----------

Revenues ..........................  $77,859,500  $71,692,900  $57,902,700
Operating expenses
  Salaries, wages and employee
    benefits ......................   41,047,400   33,831,400   27,777,000
  Other operating expenses ........   33,629,600   34,065,400   26,446,100
                                     -----------  -----------  -----------
Total operating expenses ..........   74,677,000   67,896,800   54,223,100
                                     -----------  -----------  -----------

Earnings from continuing operations    3,182,500    3,796,100    3,679,600

Other expense
  Interest expense ................      565,100      535,700      331,200
  Charges arising from settlements
    of litigation .................           --           --      722,100
  Earnings from continuing oper-
    ations before income taxes ....    2,617,400    3,260,400    2,626,300

Provision for income taxes ........    1,008,100    1,090,700    1,125,900
                                     -----------  -----------  -----------
  Net earnings from continuing
   operations .....................  $ 1,609,300  $ 2,169,700  $ 1,500,400
                                     -----------  -----------  -----------

Discontinued operations:
   Loss from discontinued oper-
     ations, net of tax effect of
     $(603,400), $(904,400),
     $(735,600) ...................  $  (963,400) $(1,351,400) $  (980,300)
   Loss from disposal, net of
     tax effect ...................           --           --           --
                                     -----------  -----------  -----------
   Net loss from discontinued
     operations ...................     (963,400)  (1,351,400)    (980,300)
                                     -----------  -----------  -----------

Net earnings ......................  $   645,900  $   818,300  $   520,100
                                     ===========  ===========  ===========

    Diluted .......................    1,521,755    1,517,521    1,540,318
                                     ===========  ===========  ===========
PAGE

                         QuesTech, Inc. and Subsidiaries

                       CONSOLIDATED STATEMENTS OF EARNINGS

                             Year ended December 31,


                                           1997        1996        1995
                                         Restated    Restated    Restated
                                         --------    --------    --------

Earnings per share, continuing
 operations:
    Basic ..........................      $ 1.12      $ 1.55      $ 1.11
                                          ======      ======      ======

    Diluted ........................      $ 1.06      $ 1.43      $ 0.97
                                          ======      ======      ======

Earnings (loss) per share,
    discontinued operations:
    Basic ..........................      $(0.67)     $(0.96)     $(0.72)
                                          ======      ======      ======

    Diluted ........................      $(0.64)     $(0.89)     $(0.63)
                                          ======      ======      ======

Earnings per share:
    Basic ..........................      $ 0.45      $ 0.59      $ 0.39
                                          ======      ======      ======

    Diluted ........................      $ 0.42      $ 0.54      $ 0.34
                                          ======      ======      ======


The accompanying notes are an integral part of these statements.
PAGE

                         QuesTech, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             Year ended December 31,


                                        1997         1996         1995
                                     ----------   ----------   ----------

Common Stock:
  Beginning balance ...............  $   82,500   $   78,900   $   78,900
  Exercise of options .............         300        3,600           --
                                     ----------   ----------   ----------
  Ending balance ..................      82,800       82,500       78,900
                                     ==========   ==========   ==========

  Additional paid in capital:
    Beginning balance .............   2,835,600    2,720,100    2,722,700
    Exercise of options ...........      42,700       85,500       (2,600)
    Tax benefit associated with
      exercise of options .........          --       30,000           --
                                     ----------   ----------   ----------
    Ending balance ................   2,878,300    2,835,600    2,720,100
                                     ==========   ==========   ==========

Retained Earnings:
  Beginning balance ...............   3,652,000    2,833,700    2,313,600
  Net Earnings ....................     645,900      818,300      520,100
                                     ----------   ----------   ----------
  Ending balance ..................   4,297,900    3,652,000    2,833,700
                                     ==========   ==========   ==========
Treasury Shares:
  Beginning balance ...............    (193,100)    (227,300)     (30,000)
  Purchase of shares ..............     (17,400)          --     (197,300)
  Exercise of options .............          --       34,200           --
                                     ----------   ----------   ----------
  Ending balance ..................    (210,500)    (193,100)    (227,300)
                                     ==========   ==========   ==========

Due from SECT:
  Beginning balance ...............    (344,600)    (357,600)    (432,500)
  Exercise of options .............          --       13,000       74,900
                                     ----------   ----------   ----------
  Ending balance ..................    (344,600)    (344,600)    (357,600)
                                     ==========   ==========   ==========

Total Stockholders' Equity ........  $6,703,900   $6,032,400   $5,047,800
                                     ==========   ==========   ==========
PAGE

                         QuesTech, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                             Year ended December 31,


                                           1997        1996        1995
                                        ---------    ---------   ---------

Shares of Common stock authorized ..    3,000,000    3,000,000   3,000,000
                                        =========    =========   =========

Shares of Common stock issued:
  Beginning balance .................   1,649,904    1,578,000   1,578,000
  Exercise of options ...............       7,400       71,904         --
                                        ---------    ---------   ---------
  Ending balance ....................   1,657,304    1,649,904   1,578,000
                                        =========    =========   =========

Shares of Treasury stock:
  Beginning balance .................      39,047       41,539      10,000
  Acquisition (Reissue) of Treasury
    stock ...........................        (300)      (2,492)     31,539
                                        ---------    ---------   ---------
  Ending balance ....................      38,747       39,047      41,539
                                        =========    =========   =========

Shares held by the SECT:
  Beginning balance .................     176,131      183,392     221,792
  Release of Shares .................          --       (7,261)    (38,400)
                                        ---------    ---------   ---------
  Ending balance ....................     176,131      176,131     183,392
                                        =========    =========   =========


The accompanying notes are an integral part of these statements.
PAGE

                         QuesTech, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,


                                           1997         1996        1995
                                         Restated     Restated    Restated
                                        ----------  -----------  ---------

Increase (Decrease) in Cash and
  Cash Equivalents

Cash flows from operating activities:

  Net earnings ........................$ 1,609,300  $ 2,169,700  $1,500,400
    Loss from discontinued operations     (963,400)  (1,351,400)   (980,300)
Adjustments to reconcile net earnings
 to net cash from operating activities:
    Depreciation and Amortization .....    994,100      755,900     619,900
    Increase in unrecovered contract
      costs and doubtful accounts .....         --      337,500     185,000
    Increase in value of Deferred
      Compensation Plan assets ........   (244,600)    (234,900)   (197,200)

Changes in assets and liabilities of
 continuing operations:
    Accounts receivable ............... (2,979,900)  (1,317,200)    743,100
    Inventories .......................         --           --          --
    Prepaid expenses ..................    (58,300)      63,000     138,500
    Accounts payable ..................   (229,600)     670,500    (383,600)
    Income taxes payable ..............         --      (45,200)    (74,700)
    Deferred taxes payable ............    606,500     (246,500)   (195,700)
    Indebtedness to related
      parties and other long-term
      obligations .....................    181,000      114,300     559,100
    Accrued postretirement
      benefits ........................    309,700      106,300     184,200
Changes in assets and liabilities of
  discontinued operations .............    (76,200)     (66,700)    186,500
                                         ==========   ==========  =========

      Net cash provided by (used in)
        operating activities ..........   (851,400)     955,300   2,285,200
                                         ==========   ==========  =========
PAGE

                         QuesTech, Inc. and Subsidiaries

                             Year ended December 31,


                                          1997         1996         1995
                                        Restated     Restated     Restated
                                      -----------  -----------  -----------

Cash flows from investing activities:
   Capital expenditures from
     continuing operations .........  $(1,272,000) $(2,005,000) (1,301,100)
   Capital expenditures from
     discontinued operations .......     (229,600)  (1,810,500)   (718,800)
                                      -----------  -----------  ----------
      Net cash (used in)
        investing activities .......   (1,501,600)  (3,815,500) (2,019,900)

Cash flows from financing activities:
   Borrowings on line of credit ....    2,692,400      833,300     139,900
   Cash proceeds from exercise of
     stock options .................       25,600      166,300      51,700
   Proceeds from lease financing ...           --    2,041,900          --
   Repayment of long-term debt .....     (194,000)    (122,100)    (51,100)
   Repayment of indebtedness to
     related parties ...............         (600)     (58,600)   (242,300)
   Repayment of other long-term debt     (116,200)    (114,900)    (70,400)
   Purchase of Treasury Stock ......           --           --    (176,700)
   Long term borrowings of
     discontinued operations .......           --       (9,700)         --
                                      -----------  -----------  ----------
      Net cash provided by (used in)
        financing activities .......    2,407,200    2,736,200    (348,900)

Net increase (decrease) in cash ....       54,200     (124,000)    (83,600)
Cash, beginning of period ..........       43,500      167,500     251,100
                                      -----------  -----------  ----------
Cash, end of period ................  $    97,700  $    43,500  $  167,500
                                      ===========  ===========  ==========

Cash payments for:
  Interest .........................  $   540,600  $   355,900  $  147,300
  Income taxes .....................  $   250,300  $   916,400  $  671,200


The accompanying notes are an integral part of these financial statements.
PAGE
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                         QuesTech, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996 and 1995


NOTE A - SUMMARY OF ACCOUNTING POLICIES

1.  Nature of Operations

The Company performs a broad range of high technology services for industry and agencies of the United States Department of Defense ("DOD") and the national security community. These services are provided through two business units, QuesTech Research Division ("QTRD") and QuesTech Service Company ("QTSC"). Revenues from government contracts account for 99% of the Company's revenues. A third subsidiary, QuesTech Packaging, Inc. ("QTPI") was in the business of manufacturing plastic containers until operations were ceased on August 31, 1998 (see Note J).

2.  Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

4.  Income Recognition

The Company provides services, primarily for the United States Government, under three types of contracts: cost-reimbursement, fixed price and time-and-materials. Substantially all of the Company's revenue is derived from these contracts. Approximately 40% of the Company's consolidated revenues during each of the last three years was generated by a major contract with the Department of the Army. Income is recognized for cost-reimbursement and fixed-price type contracts using the percentage-of-completion method based on costs incurred; for time-and-materials contracts, income is based on contractually defined billing rates applied to services performed and materials delivered. Anticipated losses on contracts are recognized as soon as they become known.

Certain of the Company's contracts include provisions permitting the government to withhold a defined amount or percentage of a contract price until certain conditions have been satisfactorily met. These conditions primarily relate to uncompleted indirect cost rate negotiations and substantial completion of contract performance. The inclusion of these amounts in income is consistent with the revenue recognition policy stated above. The inclusion of the retainages and costs subject to audit in income is consistent with common industry practice.

A portion of the Company's revenues related to performance on certain cost-reimbursement type contracts is subject to audit by the United States Defense Contract Audit Agency (DCAA). Such contract audits have been completed through December 31, 1995 for QTRD and December 31, 1991 for QTSC. DCAA audits of contract costs for the government contract segment of QTSC for fiscal years 1992 through 1995 are expected to be completed during 1998. Contract revenue has been recorded in amounts that are expected to be realized upon final settlement.

The Company provides reserves for potentially unrecoverable contract costs and uncollectible accounts receivable based upon a periodic review by management of the status of DCAA incurred cost audits and the collectibility of accounts receivable. Increases or decreases in such reserves are recorded in "Other Operating Expenses" in the accompanying financial statements.

5.  Operating Expenses

Operating expenses presented in the accompanying statements of operations reflect the allocation of overhead and general and administrative expenses.

6.  Statement of Cash Flows

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

7.  Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

o Cash and cash equivalents, accounts receivable, accounts payable, line of credit, and other accrued liabilities - The carrying amounts approximate fair value because of the short maturity of these instruments. The Company's receivables arise primarily in connection with its performance on government contracts and therefore have negligible credit risk.

o Cash Values of Insurance Policies - The fair value is based on the cash values accumulated in these policies, net of borrowings. Surrender charges are not reflected in the fair value amount unless cash withdrawals or loans are made against these policies.

o Letter of credit - The fair value is based on the estimated cost to terminate or otherwise settle these obligations with the counter-parties.


Following is a summary of the estimated fair value at December 31, 1997, of PAGE the Company's financial instruments other than those on which the carrying amount approximates fair value.

                                            Carrying        Fair
                                             Amount         Value
                                           ----------     ----------

     Cash values of Insurance policies     $1,697,800     $1,697,800

     Letter of credit                              --     $  250,000

The letter of credit, which was outstanding at December 31, 1997 was released on February 5, 1998.

8.  Property, Plant and Equipment and Related Depreciation

Property, plant and equipment are recorded at cost. Cost includes expenditures for major improvements and replacements and the net amount of interest cost associated with significant capital additions. Construction in progress costs and specialized manufacturing equipment in service are stated at the lower of cost or fair value, based on expected future cash flows from the capital investment. During 1997 and 1996, interest cost associated with construction in progress was expensed due to immaterial amounts. The cost of properties held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease.

Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives (generally five to ten years), using both the straight-line and declining-balance methods. Amortization of computer software developed for internal use is over five years, based on a double-declining balance method. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is the shorter period. Amortization of capitalized leased assets is included with depreciation expense.

In accordance with SFAS 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of," long-lived assets and certain intangibles, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. The Company has determined that no impairment loss need be recognized for applicable assets of continuing operations.

9.  Goodwill

The excess of the acquisition costs over the fair value of the net assets of the businesses acquired is being amortized on a straight-line basis over periods ranging from 19 to 20 years.

The Company regularly performs a reassessment of the continuing value of the acquired goodwill associated with the acquisitions. To the extent that the future cash flows based on the contracts' expected operating profits will exceed the carrying cost of the asset, an impairment loss is not recognized. Contract termination or non-renewal of the contract are events or changes in circumstances that indicate that the carrying amount of the goodwill asset may not be recoverable, thereby requiring the recognition of an impairment loss at that time.
10.  Accounting for Postretirement Benefits

The Company applies the provisions of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and has elected to recognize the transition obligation on a delayed recognition basis. The transition obligation represents the unfunded portion of the accrued postretirement benefit obligation (the "APBO") as of the transition date less any accrued postretirement benefit cost. The accrued postretirement benefit cost as of the balance sheet date reflects the net periodic cost attributed to the current year, net of benefit payments, plus the accrued amount as of the beginning of the year. The cost measurement principles and required disclosures of SFAS 106 are applied separately to each identifiable postretirement benefit plan. The accrued postretirement benefit cost obligation is reported as an aggregate amount in the financial statements.

11.  Accounting for Post-Employment Benefits

The Company periodically re-evaluates its projected obligations under post-employment agreements when the subject officers receive compensation increases during their years of active employment. The projected cost of additional compensation payable during the post-employment years is discounted at present value and charged to operations. Periodic increases in the balances due each of the officers also reflect the accrued interest on the discounted cost of the liability.

12.  Accounting for Stock-based Compensation

As permitted by SFAS 123, "Accounting for Stock-based Compensation," the Company uses the intrinsic value based method, as prescribed by Opinion 25, that measures compensation cost only to the extent that the option price is lower than the quoted market price of the stock at the date of the award. Pro forma disclosures of net income, and earnings per share are presented in Note I as if the fair value based method of accounting defined in SFAS 123 had been applied.

13.  Earnings per share

In 1997 the Financial Accounting Standards Board issued Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." This Statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. In complying with the requirements of SFAS No. 128, the Company has restated all prior period EPS data.

For purposes of computing the diluted EPS, the Company has dilutive stock options as share equivalents using the treasury stock method. At December 31, 1997 and 1996, the Company's Stock Employee Compensation Trust (SECT), held 176,131 shares. These SECT shares have been excluded from the base of the EPS calculations since they have not been allocated to individuals.
PAGE

The following table reconciles basic and diluted EPS:

                                            Year Ended December 31
                                          ---------------------------
                                          1997        1996        1995
                                       ----------  ----------  ----------
Numerator
---------
Net income                             $  645,900  $  818,300  $  520,100
                                       ==========  ==========  ==========

Denominator
-----------

Denominator for basic EPS-weighted
  average shares                        1,439,193   1,395,397   1,349,331

Effect of Dilutive Securities
  Stock options(1)                   (1)   82,562     122,124     190,987
                                       ----------  ----------  ----------

Denominator for diluted EPS             1,521,755   1,517,521   1,540,318
                                       ==========  ==========  ==========

(1) Options to purchase 42,000 shares of common stock at prices ranging from $7.50-$7.70 per share were outstanding during the second half of 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.


15.  New Accounting Standards

Reporting Comprehensive Income

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income,"effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. The Statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Currently, the Company has no other comprehensive income.

Disclosures about Segments of an Enterprise and Related Information

The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," effective for periods beginning after December 15, 1997. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. This Statement requires that a public business enterprise reports a measure of segment profit or loss, certain specific revenue and expense items, and segment assets and certain other related information; information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of whether that information is used in making operating decisions.

However, this Statement does not require an enterprise to report information that is not prepared for internal use if reporting it would be impracticable. The Company will comply with the disclosure requirements of SFAS 131 in fiscal year 1998.


NOTE B - COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                  December 31
                                                  -----------
                                               1997          1996
                                           -----------    -----------
Accounts receivable
  Current
    U.S. Government
      Billed                               $ 7,993,900    $ 9,400,500
      Unbilled (including retentions
        and indirect cost rate
        variances of $1,392,300 and
        $382,700 in 1997 and
        $1,197,000 and $82,400
        in 1996, respectively)               5,225,200      1,739,900
                                           -----------    -----------
                                            13,219,100     11,140,400
    Less reserve for unrecoverable
      contract costs and doubtful
      accounts                              (1,484,300)    (2,112,800)
                                           -----------    -----------

                                           $11,734,800    $ 9,027,600
                                           ===========    ===========

Of the December 31, 1997 billed and unbilled amounts, approximately $10 million is expected to be collected in 1998 and the remainder in subsequent years.
                                                  December 31
                                                  -----------
                                              1997           1996
                                           -----------    -----------

Equipment and leasehold improvements
  Furniture and fixtures                   $ 2,858,600    $ 2,811,300
  Machinery and equipment                    3,975,900      3,550,800
  Computer software                            994,900      2,053,300
  Equipment held under capital lease           586,600        312,600
  Leasehold improvements                       982,900        905,300
                                           -----------    -----------

                                             9,398,900      9,633,300
  Less accumulated depreciation and
    amortization                            (6,298,200)    (6,967,600)
                                           -----------    -----------
                                           $ 3,100,700    $ 2,665,700
                                           ===========    ===========

Computer software consists primarily of costs associated with development of software for internal use by the Company in its accounting and finance function and its wide area network. Included in the amount capitalized is approximately $575,000 in internal labor costs.

As of December 31, 1997, the aggregate net book value of leased office equipment and certain leased assets included in construction in progress was $2.3 million.

                                                   December 31
                                                   -----------
                                               1997           1996
                                           -----------    -----------

Other assets
  Cash value of life insurance
    policies                               $ 1,697,800    $ 1,453,200
  Patents less accumulated
    amortization of $99,200 and
    $82,700, respectively                      216,000        224,200
  Investment in a limited partnership           87,600         87,600
  Deposits                                      77,000         67,700
  Other                                        271,900         32,200
                                           -----------    -----------

                                           $ 2,350,300    $ 1,864,900
                                           ===========    ===========


Other assets include cash values of corporate-owned participating life insurance policies which the Company purchased as a means of investing salary deferrals of the employees covered under the Officers and Managers' Deferred Compensation Plan.

The Company expects to hold the related life insurance policies through terms varying between 10 to 20 years. Earlier surrender of these policies could cost the Company approximately $382,200 pre-tax, as a result of surrender charges. See also Note A8.
PAGE

Accounts Payable

During 1997 and 1996, included in accounts payable are $1,913,400 and $1,879,900, resulting principally from the Company's use of zero balance bank accounts where funds are transferred to these accounts from the Company's line of credit when disbursements are presented for payment.

                                                   December 31
                                                   -----------
                                               1997           1996
                                            -----------   -----------
Accrued liabilities and
  deferred credits

  Accrued compensation and withholdings     $ 1,821,200   $ 1,924,900
  Accrued vacation                            1,404,200     1,334,400
  Amounts owed to certain subcontractors
    and suppliers                             1,093,400     1,324,300
  Accrued legal expenses and commitments             --       505,600
  Amounts due to related parties                428,700       373,500
  Other                                         209,400        50,100
                                            -----------   -----------

Total accrued liabilities and
  deferred credits                          $ 4,956,900   $ 5,512,800
                                            ===========   ===========


NOTE C -  LINE OF CREDIT

At December 31, 1997, the Company's remaining available line of credit (LOC) through First Union Bank (formerly Signet Bank of Virginia) was $2.1 million. The underlying credit agreement permits borrowings up to $6.0 million. The Company has the option of paying interest on the principal amount of the prime rate or at LIBOR (London Interbank Offered Rate) plus 2.70%. The Company's borrowing rate at December 31, 1997 was 8.5% which was the prime rate. All borrowings are secured by a first lien security interest in all receivable accounts, contract rights, chattel paper, instruments, general intangibles, equipment, inventory, and documents now owned and hereafter acquired by the Company. The Company was in compliance with various financial covenants, which require the maintenance of a maximum debt-to-net worth ratio of 5 to 1 and a minimum tangible net worth of $3.0 million.

In addition to its revolving credit agreement, the Company has at its disposal a $750,000 term loan facility which expires on March 31, 1998. As of December 31, 1997, the Company had not borrowed any amounts on this facility. The proceeds of the term loan are intended for the purchase of houses of employees relocated by the Company. The entire principal amount of each term loan shall be due on the first to occur of (i) the sale of the house securing such term loan and the (ii) maturity date.

As part of the borrowing arrangements, the Company is required to pay a commitment fee of 3/8 of one percent of the average daily amount of the unused portion of the credit facility.

The agreement provides for the issuance of letters of credit by the bank on the Company's behalf.

The current agreement expires on May 31, 1998. Management expects the commitment to be extended by an amendment at that time.


NOTE D - LONG-TERM OBLIGATIONS

Long-term obligations consist of the following at December 31:

                                                1997          1996
                                             ----------    ----------
Notes payable
Non-interest bearing note payable,
due based on the Company's proportionate
share of cash available for distribution
as defined in a related partnership
agreement, due upon demand                   $   10,600    $   10,600

Capitalized lease obligations
Amounts due under capitalized lease
  obligations, payable in monthly
  installments through 2001,
  collateralized by certain equipment         2,029,100     2,085,200
                                             ----------    ----------

                                              2,039,700     2,095,800
  Less current maturities                      (511,900)     (374,000)
                                             ----------    ----------

Total long-term obligations                  $1,527,800    $1,721,800
                                             ==========    ==========

The following is a schedule of future minimum lease payments under capitalized lease obligations together with the present value of the net minimum lease payments:

     Year ending December 31,
     ------------------------

              1998                                 $  670,400
              1999                                    613,600
              2000                                    603,300
              2001                                    484,800
              2002                                     29,900
                                                   ----------

          Total minimum lease payments             $2,402,000

          Less amount representing interest
            and taxes                                (372,900)
                                                   ----------

          Present value of minimum lease payments  $2,029,100
                                                   ==========

          Current portion                          $  511,900
          Noncurrent portion                        1,517,200
                                                   ----------
          Capitalized lease obligations            $2,029,100
                                                   ==========

During 1996, the Company refinanced certain construction in progress in its Newport News manufacturing plant under a sale/leaseback arrangement. The machines were sold for a sum amount in excess of $2 million. The transaction was accounted for as lease financing, wherein the property remains on the books subject to depreciation. A financing obligation representing the proceeds was recorded and is reduced based on payments under the lease.

NOTE E - INCOME TAXES

A reconciliation of the effective tax rate and the Federal statutory income tax rate applied to pretax income follows:

                                             1997      1996      1995
                                             ----      ----      ----

  Statutory Federal income tax rate....      34.0%     34.0%     34.0%

  State income taxes, net of Federal
    income tax benefit ................        .4       1.0       4.0
  Amortization of goodwill ............       5.0       5.2       5.8
  Other ...............................       (.9)     (1.4)     (0.9)
  Investment in a foreign subsidiary ..        --      (5.4)       --
                                             ----      ----      ----
         Effective income tax rate ....      38.5%     33.4%     42.9%
                                             ====      ====      ====

Income tax expense consists of the following for the year ended December 31,

                               1997           1996           1995
                            ----------     ----------     ----------

Current ...............     $  401,600     $1,337,200     $1,321,600
Deferred ..............        606,500       (246,500)      (195,700)
                            ----------     ----------     ----------

  Income tax expense ..     $1,008,100     $1,090,700     $1,125,900
                            ==========     ==========     ==========

The tax effect of significant temporary differences that gave rise to deferred income taxes as of December 31, 1997:

                                           Deferred Tax   Deferred Tax
                                               Asset        Liability
                                           ------------   ------------

Depreciation and Amortization .....        $              $  37,600
Retentions                                                  537,200
Reserves against accounts
  receivables .....................           243,600
Deferred post-employment benefit ..           974,300
Deferred postretirement benefits ..           694,400
Accrued vacation ..................           409,200
Miscellaneous .....................           124,700
                                           ----------     ---------
  Subtotal ........................         2,446,200       574,800
Valuation allowance ...............          (262,000)           --
                                           ----------     ---------
  Deferred Tax ....................        $2,184,200     $ 574,800
                                           ==========     =========
PAGE

Based on an analysis of future operating income for the purpose of realizing deferred tax assets, management believes that its net deferred tax asset will be recoverable in future returns and that its valuation allowance requires no further adjustment.

The Company's federal income tax return for 1995 is currently being examined by the Internal Revenue Service. Management does not believe that this or subsequent audits will have a material effect on the Company's financial statements.


NOTE F - EMPLOYEE BENEFIT PLANS

1.  Profit-Sharing and Pension Plan

The Company has a profit-sharing plan pursuant to Section 401 of the Internal Revenue Code, whereby participants may contribute up to 20% of their compensation. Under the plan, the Company may make two types of contributions subject to the discretion of the Board of Directors: (1) Employer matching contributions and (2) Profit-Sharing contributions. In order to share in either contribution, an employee must complete 1,000 hours of service during the Plan Year when the contribution is made. Generally, contributions vest in the employees' accounts based on their length of service.

During 1997, the employer contribution to the 401k plan was $221,500 compared to $103,700 for 1996. No employer contribution was made by the Company during 1995.


2.  Discretionary Bonus Plan

Under the Officers and Managers Discretionary Bonus Plan for QuesTech and subordinate units ("the Bonus Plan"), officers and managers of the Company and its subsidiaries are selected by management for participation in the Bonus Plan. Bonuses are apportioned as a percentage of the recipient's salary and are based upon the Company's overall performance and upon the performance of the business unit to which the recipient is assigned, subject to review and approval by the Chief Executive Officer and/or Chief Operating Officer and the Board of Directors.

Amounts charged to expense under this plan were $98,000, $452,200 and $393,500 at December 31, 1997, 1996 and 1995, respectively.


3.  Postretirement Benefits

The Company has three separate postretirement benefit plans which fall within the purview of SFAS 106: the Group Health Plan, the Executive Life Insurance Plan, and the Deferred Compensation Plan.


a.  Group Health Plan

The Group Health Plan extends medical and dental benefit coverage to employees, who upon retirement at the age of 65, have completed 20 years of full-time employment with the Company, or retire with an individual employment agreement which specifically grants coverage approved by the insurance carrier of the subject group health policy. The Plan is contributory and contains cost-saving features, such as deductibles and coinsurance. The accumulated postretirement benefit obligation (APBO) represents the present value of insurance claims expected to be presented by eligible employees during their retirement years, based on the net premiums paid by the Company on behalf of active employees.

For measurement purposes, the annual health care cost trend for 1997 benefits was 8%, grading down to 5% over four years. The 1% increase in health care cost trend was 9% in 1997, grading down to 6% over four years. During 1995, a 10% medical inflation rate was assumed, grading down to 5% over six years. The measurement of the APBO for 1997 and 1996 was based on an assumed discount rate of 7.5%.


b.  Executive Life Insurance

The Company maintains life insurance policies, covering certain of its officers, both former and active, through their lifetime, in accordance with their respective employment agreements. The cost of the insurees' premiums is treated as compensation expense.


c.  Officers and Managers Deferred Compensation Plan (DEF COM)

DEF COM allows eligible employee participants to defer current compensation and provides supplemental postretirement benefits along with certain specified death benefits to the participants' beneficiaries. Postretirement benefits under DEF COM are payable upon the participant's termination of employment (including retirement), and are paid in equal installments over a period equal to the length of time the employee deferred compensation, but no longer than ten years. Termination or retirement benefits are based upon the employee's actual deferrals plus interest credited annually, as set by the Administrator. Supplemental death benefits are payable in some cases over a period of ten years provided death occurs while the employee participant is actively employed with the Company.

The Company invests the amounts deferred by employees in life insurance policies. Since DEF COM is a defined contribution plan, the accumulated postretirement benefit obligation as of the transition date has been based on the actual balances in each participant's account, which consists of contributions and accrued interest.

The following tables present the funded status of the Company's benefit plansPAGE and the 1997 periodic expense:

                               Group    Executive    Deferred
                               Health     Life         Comp.
                                Plan    Insurance      Plan        1997
                             ---------  ---------  -----------  -----------

Accumulated Postretirement
  Benefit Obligation:
   Retirees ..............   $(283,100) $(295,400) $(  923,500) $(1,502,000)
   Fully eligible active
    plan participants ....     (65,200)        --           --      (65,200)
  Other Active Plan
    participants .........    (107,200)        --   (1,970,900)  (2,078,100)
                             ---------  ---------  -----------  -----------

    Total ................    (455,500)  (295,400)  (2,894,400)  (3,645,300)

Fair Value of Plan Assets.          --         --           --           --
                             ---------  ---------  -----------  -----------
APBO in excess of
   plan assets: ..........    (455,500)  (295,400)  (2,894,400)  (3,645,300)
Unrecognized net gain/
  (loss) .................    (199,100)    (4,900)     259,900       55,900
Unrecognized Transition
   Obligation ............     441,000    198,500    1,122,500    1,762,000
                             ---------  ---------  -----------  -----------

  Accrued postretirement
    benefit cost in the
    balance sheet ........   $(213,600) $(101,800) $(1,512,000) $(1,827,400)
                             =========  =========  ===========  ===========

Reconciliation of accrued
  postretirement
  benefit cost:

Accrued postretirement
  benefit cost,
  at January 1, 1997 .....   $(174,300) $( 85,500) $(1,251,900) $(1,511,700)
Net periodic cost ........     (60,000)  ( 32,500)    (473,600)    (566,100)
Benefit payments .........      20,700     16,200      213,500      250,400
                             ---------  ---------  -----------  -----------

Accrued postretirement
  benefit cost
  at December 31, 1997 ...   $(213,600) $(101,800) $(1,512,000) $(1,827,400)
                             =========  =========  ===========  ===========

Current portion ..........     (20,700)  ( 16,200)    (213,500)    (250,400)
Long-term portion ........    (192,900)  ( 85,600)  (1,298,500)  (1,577,000)
                             ---------  ---------  -----------  -----------

                              (213,600)  (101,800)  (1,512,000)  (1,827,400)
                             =========  =========  ===========  ===========
PAGE

The following tables present the funded status of the Company's benefit plans and the 1996 periodic expense:

                               Group    Executive   Deferred
                               Health     Life        Comp.
                                Plan    Insurance     Plan          1996
                             ---------  ---------  ----------   -----------

Accumulated Postretirement
  Benefit Obligation:
   Retirees ..............   $(314,400) $(298,800) $ (987,800)  $(1,601,000)
   Fully eligible active
    plan participants ....     (13,200)        --          --       (13,200)
  Other Active Plan
    participants .........    (139,700)        --  (1,761,900)   (1,901,600)
                             ---------- ---------  -----------  -----------

    Total ................    (467,300)  (298,800) (2,749,700)   (3,515,800)

Fair Value of Plan Assets           --         --          --            --
                             ---------  ---------  -----------  -----------

APBO in excess of
   plan assets: ..........    (467,300)  (298,800)  (2,749,700)  (3,515,800)
Unrecognized net gain/
  (loss) .................    (177,400)     1,500      300,000      124,100
Unrecognized Transition
   Obligation ............     470,400    211,800    1,197,800    1,880,000
                             ---------  ---------  -----------  -----------

  Accrued postretirement
    benefit cost in the
    balance sheet ........   $(174,300) $ (85,500) $(1,251,900) $(1,511,700)
                             =========  =========  ===========  ===========

Reconciliation of accrued
  postretirement
  benefit cost:

Accrued postretirement
  benefit cost,
  at January 1, 1996 ..... $(126,300) $ (66,400) $(1,204,200) $(1,396,900)
Net periodic cost ........   (64,000)   (35,200)    (491,600)    (590,800)
Benefit payments .........    16,000     16,100      443,900      476,000
                           ---------  ---------  -----------  -----------

Accrued postretirement
  benefit cost
  at December 31, 1996 ... $(174,300) $ (85,500) $(1,251,900) $(1,511,700)
                           =========  =========  ===========  ===========
PAGE

The following tables represent the net periodic postretirement benefit cost components for 1997, 1996 and 1995:

                              Group     Executive   Deferred
                              Health      Life        Comp.
                               Plan     Insurance     Plan        1997
                             -------    ---------  ---------    --------

  Service cost ..........    $10,100    $ 1,300    $265,000     $276,400
  Interest cost .........     30,400     18,000     130,800      179,200
  Amortization -
    transition obliga....     29,400     13,200      75,300      117,900
  Amortization - gain
    or loss .............     (9,900)        --       2,500       (7,400)
                             -------    -------    --------     --------

  Net periodic post-
    retirement
    benefit cost .......     $60,000    $32,500    $473,600     $566,100
                             =======    =======    ========     ========

Impact of One Percent
  Increase in Medical
  Trend Rate:
    Aggregate impact on
      1997 service cost
      and interest cost..    $ 2,500
                             =======


                              Group     Executive   Deferred
                              Health      Life        Comp.
                               Plan     Insurance     Plan        1996
                             -------    ---------  ---------    --------

  Service cost ........      $10,400    $ 4,300    $287,800     $302,500
  Interest cost .......       31,800     17,700     127,100      176,600
  Amortization -
    transition obliga...      29,400     13,200      75,300      117,900
  Amortization - gain
    or loss ............      (7,600)        --       1,400       (6,200)
                             -------    -------    --------     --------

  Net periodic post-
    retirement
    benefit cost ......      $64,000    $35,200    $491,600     $590,800
                             =======    =======    ========     ========

Impact of One Percent
  Increase in Medical
  Trend Rate:
    Aggregate impact on
      1996 service cost
      and interest cost ..   $ 2,100
                             =======
PAGE

                              Group     Executive   Deferred
                              Health      Life        Comp.
                               Plan     Insurance     Plan        1995
                             -------    ---------  ---------    --------

  Service cost ..........    $ 9,200     $ 4,000   $236,800     $250,000
  Interest cost .........     33,900      17,200    106,400      157,500
  Amortization -
    transition obliga. ..     29,400      13,200     75,300      117,900
  Amortization - gain
    or loss .............     (6,000)         --      2,100       (3,900)
                             -------     -------   --------     --------
  Net periodic post-
    retirement
    benefit cost ........    $66,500     $34,400   $420,600     $521,500
                             =======     =======   ========     ========
Impact of One Percent
  Increase in Medical
  Trend Rate:
    Aggregate impact on
      1995 service cost
      and interest cost..    $ 3,300
                             =======


4.  Stock Employee Compensation Trust

On February 1, 1994, the Company established a Stock Employee Compensation Trust ("SECT") and financed the SECT's repurchase of 221,792 shares of common stock owned by two of the Company's former founders. The Company's loan to the SECT will be paid down from time to time as the employees exercise and pay for their options under the Company's Incentive Stock Option Plan. At December 31, 1997 and 1996, there were 176,131 unallocated and uncommitted shares held by the SECT.


NOTE G - OTHER LONG-TERM OBLIGATIONS

Amounts due to certain founders (no longer affiliated with the Company), under a Confidential Settlement Agreement, are included in Other Long-Term Obligations. Payments under the agreements will continue until 2004. During 1995, the Company entered into a similar agreement with another former founder. Amounts under the latter agreement payable through 2006 are included in Other Long-Term Obligations as well. The cost of the latter agreement was included in Other Expense in the 1995 financial statements.


NOTE H - COMMITMENTS AND CONTINGENCIES

1.  Future Minimum Rental Commitments

The following is a schedule by years of the approximate future minimum rental payments required under operating leases that have initial or remaining
PAGE
noncancelable lease terms of one year or more as of December 31, 1996:

         Year ending December 31,
         ------------------------

                1997 ..........................      1,809,100
                1998 ..........................      1,723,200
                1999 ..........................      1,034,400
                2000 ..........................        884,800
                2001 ..........................        607,200
                                                    ----------

         Future minimum rental payments .......     $6,058,700
                                                    ==========

Net rent expense under operating leases amounted to approximately $2,053,400, $1,744,000, and $1,739,900 for the years ended December 31, 1997, 1996 and
1995, respectively, after being reduced by rental income which was not material during the last three years.

2.  Employment Agreements

The Company has employment agreements with two executive officers which stipulate salary continuation for a period of five years and two years, as a result of voluntary or involuntary termination, regardless of the change in control of the Company. The cost of accrued interest and the present value of compensation changes for these agreements aggregated ($115,353 and $106,700) during 1997 and 1996, respectively. None of these costs will be paid until the subject officers change their employment status with the Company.


NOTE I - STOCK OPTIONS

The Company accounts for its incentive stock options under APB No. 5. The Company has two incentive stock option plans - 1994 and 1996. The 1994 and 1996 Stock Option Plans authorize the grant of up to 200,000 and 268,132 shares of the Company's common stock, respectively. These options which have five-year terms vest at a rate of 20% per year from the date of grant. The option price of all options granted to date represents the fair market value of the Company's common stock at the date of grant. Options to purchase 10,000 and 72,882 shares are available for future grants under the 1994 and 1996 Plans, respectively.

Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Company's net income and earnings per share would have been:

                                      1997        1996        1995
                                    --------    --------    --------

Net Income       As reported ...    $645,900    $818,300    $520,100
                 Pro forma .....     527,100     705,600     419,000

Basic EPS        As reported ...        0.45        0.59        0.39
                 Pro forma .....        0.37        0.48        0.28

Diluted EPS      As reported ...        0.42        0.54        0.34
                 Pro forma .....        0.36        0.48        0.28
The fair value of each option grant is estimated on the date of the grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995: expected volatility of 67%, 71% and 71%, respectively; risk free interest rate of 6%; and expected lives of four years. The pro forma effect on net income for 1997, 1996 or 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

A summary of the status of the Company's Incentive Stock Option Plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below.

                                  1997            1996              1995
                               Weighted          Weighted          Weighted
                               Average           Average           Average
                               Exercise          Exercise          Exercise
                       Shares   Price    Shares   Price    Shares   Price
                       ------  --------  ------  -------   ------  --------

Outstanding at
 beginning of year ..  220,200   $4.63   277,500  $3.88    96,500    $1.82

Granted .............  175,500    6.99    44,000   6.90   219,000     4.41

Exercised ...........   (7,600)   4.00   (71,100)  2.21   (31,400)    1.75

Forfeited ...........  (13,800)   6.36   (30,200)  6.73    (6,600)    2.28

Outstanding at
 year-end ...........  374,300    5.68   220,200   4.63   227,500     4.41

Options exercisable
 at year end ........   83,400    4.50    25,000   4.10    58,500     1.82

Weighted-average fair
 value of options
 granted during
 the year ...........             3.85             4.13               2.57


The following information applies to options outstanding at December 31, 1997:


      Number outstanding ...........................        374,300
      Range of exercise prices .....................    $4.00 to $7.70
      Weighted-average exercise price ..............         $5.68
      Weighted-average remaining contractual life ..          3.61


The Company has also provided for the grant of non-qualified stock options to the Company's non-employee directors. These options were granted to purchase 15,000 during 1996 at the stock's then fair market value, which was $7.25. Of these options, 15,000 shares were outstanding at December 31, 1997.


NOTE J - DISCONTINUED OPERATIONS

During the second quarter of 1998, as a result of the potential merger of QuesTech and CACI International, a decision was made to dispose of the commercial packaging operation, QuesTech Packaging, Inc. (QTPI). QTPI designs and manufactures plastic containers utilizing its patented process and custom designed manufacturing equipment.

QuesTech management had been exploring various alternatives for disposing of QTPI, including an offer from QTPI management to purchase the manufacturing operations. On August 31, 1998 the sole shareholder of QTPI authorized the dissolution of QTPI in light of the inability of QTPI management to secure financing for its proposed purchase. In association with the decision to dissolve QTPI, the Company recorded a charge of approximately $2.1 million representing the anticipated loss on disposal, net of tax effects, during the third quarter of fiscal year 1998.

The disposal of QTPI has been accounted for as discontinued operations and accordingly, its operations have been segregated and reported as discontinued operations in the accompanying Consolidated Balance Sheets, Consolidated Statements of Earnings and Consolidated Statements of Cash Flows for all years presented. Since the decision to dispose of the manufacturing division, the Company operates in one business segment on a continuing basis.

The assets and liabilities of QuesTech Packaging, Inc. as of December 31, 1997 are as follows:

     Current Assets:
         Cash ............................. $   10,800
         Accounts Receivable ..............    400,000
         Inventory ........................     69,200
         Prepaid and Other Assets .........      3,000
                                            ----------
     Total Current Assets ................. $  483,000

         Property and equipment, net ......  2,333,700
         Other non-current assets .........     19,300
                                            ----------
     Total Assets .........................  2,836,000
                                            ----------
     Current Liabilities
         Accounts Payable ................. $   14,500
         Accrued Liabilities ..............    138,900
                                            ----------
     Total Current Liabilities ............ $  153,400
                                            ----------

     Net assets to be disposed of ......... $2,682,600
                                            ==========


NOTE K - SUBSEQUENT EVENTS

In May 1998, the Company entered into a letter of intent which proposes a merger of the company with CACI Acquisition Corporation, an entity formed by CACI International Inc. If a proposal to approve and adopt the merger is approved by the Company's shareholders, the Company's Shareholder's will receive a cash payment of $18.13 per share.
PAGE

                            SUPPLEMENTAL INFORMATION
PAGE

                         QuesTech, Inc. and Subsidiaries

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                  Years ended December 31, 1997, 1996 and 1995


                                  1997           1996            1995
                               ----------     ----------     ----------

Reserve for unrecovered
  contract costs and
  doubtful accounts

  Balance at Beginning of
    Period ...............     $2,112,800     $2,053,100     $1,853,300
  Additions:
    Charged to Costs and
      Expenses ...........             --         59,700        185,000
    Charged to Other
      Accounts ...........             --            --          17,600
  Deductions: ............       (628,500)           --          (2,800)
                               ----------     ----------     ----------
      Balance at End of
        Period ...........     $1,484,300     $2,112,800     $2,053,100
                               ==========     ==========     ==========

        Current ..........     $1,484,300(1)  $2,112,800 (1) $2,053,100 (1)
                               ==========     ==========     ==========

        Non-current ......     $       --     $       --     $       --
                               ==========     ==========     ==========

Valuation allowance for
  deferred tax asset
  Balance at Beginning of
    Period ...............     $  262,000     $  148,000     $  148,000

  Additions:
    Charged to Income
      Tax Expense ........             --        114,000             --
    Charged to Other
      Accounts ...........             --             --             --
  Deductions:
      Balance at End of
        Period ...........     $  262,000     $  262,000     $  148,000
                               ==========     ==========     ==========

        Current ..........     $       --     $       --     $       --
                               ==========     ==========     ==========

        Non-current ......     $  262,000     $  262,000     $  148,000 (2)
                               ==========     ==========     ==========

(1) Included in accounts receivable - trade.
(2) Included in deferred tax asset - long-term.
PAGE

                               QuesTech, Inc.
                           STATEMENT OF OPERATIONS
                                ($ in 000's)

   Projected
   ---------
                                   1998             1999
2000               2001                 2002
                              --------------     -------------
---------------    ---------------      ---------------
Revenue
  Revenue growth...........   $84,848  100.0%    $91,884  100.0%    $99,684
100.0%    $108,415  100.0%    $118,310  100.0%

                                         7.9                8.3
8.5                 8.8                 9.1
Operating expenses
Salaries, wages and
   employee benefits.......    44,121             47,780
51,836             56,376               61,521
                                        52.0               52.0
52.0                52.0                52.0
Other operating expenses...    35,636             38,591
41,867             45,534               49,690
                              -------            -------
-------           -------             --------
                                        42.0               42.0
42.0                42.0                42.0
  Total operating
    expenses...............    79,757             86,371
93,703            101,910              111,211

Operating income...........     5,091    6.0       5,513    6.0       5,981
6.0       6,505     7.0        7,099    6.0

Other expenses
Interest income............        --     --          --     --
--     --          --      --           --     --
Interest expense...........       378    0.4         251    0.3         187
0.2         106     0.1           54    0.0
Depreciation...............     1,150    1.4       1,364    1.5       1,578
1.8       1,793     1.7        2,007    1.7
Amortization...............       147    0.2         147    0.2         147
0.1         147     0.1          147    0.1
                              -------  -----     -------  -----     -------
-----      ------   -----      -------  -----
  Total operating expenses.     1,674    2.0       1,762    1.9       1,912
1.9       2,045     1.9        2,208    1.9

Earnings Before Tax........     3,417    4.0       3,751    4.1       4,069
4.1       4,461     4.1        4,891    4.1
Income tax (40%)...........     1,367    1.6       1,500    1.6       1,628
1.6       1,784     1.6        1,956    1.7
                              -------  -----     -------  -----     -------
-----      ------   -----      -------  -----
                                        2.4%               2.4%
2.4%                2.5%                2.5%
Net Income.................     2,050              2,251
2,441              2,677                2,934
                              =======            =======
=======             ======              =======


EBITDA                          5,091              5,513
5,981              6,505                7,099

PAGE

                           CACI INTERNATIONAL INC
               UNAUDITED PRO-FORMA CONSOLIDATED BALANCE SHEET
                                JUNE 30, 1998

                                                                     PRO-FORMA
                                             HISTORICAL
ADJUSTMENTS                 PRO-FORMA
                                             ----------
-----------               ------------
ASSETS
Current assets
  Cash and equivalents                      $
2,081,000                                      $  2,081,000
  Accounts receivable, net                    93,345,000
$16,650,000  <F1>           109,995,000
  Income taxes receivable
1,648,000  <F1><F2>         1,648,000
  Deferred contract costs
2,383,000                                         2,383,000
  Deferred income taxes                          209,000
207,000  <F1><F2>           416,000
  Prepaid expenses and other                   4,362,000
240,000  <F1>             4,602,000
                                             -----------
----------                 -----------

    Total current assets                     102,380,000
18,745,000                 121,125,000
                                             -----------
----------                 -----------

Property and equipment, net                   11,351,000
2,198,000  <F1>            13,549,000
                                             -----------
----------                 -----------

  Accounts receivable, long term
6,075,000                                         6,075,000
  Goodwill                                    37,474,000
29,888,000  <F1>            67,362,000
  Deferred income taxes                          416,000
4,111,000  <F1><F2>         4,527,000
  Deferred contract costs, long term
480,000                                           480,000
  Other assets                                 4,884,000
2,140,000  <F1><F2>         7,024,000
                                             -----------
----------                 -----------

  TOTAL ASSETS                               163,060,000
57,082,000                 220,142,000
                                             ===========
==========                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses       24,257,000
8,633,000  <F1><F2>        32,890,000
  Accrued compensation and benefits           17,010,000
2,897,000  <F1>            19,907,000
  Income taxes payable                         4,390,000
(649,000) <F1><F2><F3>     3,741,000
  Deferred income taxes
1,845,000                                         1,845,000
                                             -----------
----------                 -----------

    Total current liabilities                 47,502,000
10,881,000                  58,383,000
                                             -----------
----------                 -----------

Long-term liabilities

  Notes payable, long-term                    29,800,000
41,138,000  <F1>            70,938,000
  Other long term liabilities                  1,289,000
4,469,000  <F1>             5,758,000
  Deferred income taxes
142,000                                           142,000

     TOTAL LIABILITIES                        78,733,000
56,488,000                 135,221,000
                                             -----------
----------                 -----------

Stockholder's equity                          84,327,000
594,000                  84,921,000
                                             -----------
----------                 -----------

    TOTAL LIABILITIES
      & STOCKHOLDERS' EQUITY                $163,060,000
$57,082,000                $220,142,000
                                             ===========
==========                 ===========

<F1>  Represents the allocation of the net purchase price of $34,917,000 to all of the assets, liabilities, and intangible assets of QuesTech, Inc. and subsidiaries ("QuesTech"). The excess of the purchase price over the fair value of the net assets acquired was estimated at $30,946,000 and will be amortized on a straight line basis over 30 years. The preliminary purchase price allocation may change during the year ending June 30, 1999 as additional information concerning the net asset valuations is obtained.

<F2>  Adjustments to QuesTech's June 30, balances were made to closely reflect the actual balances that were acquired.  Cash of $79,000 and net assets of
discontinued operations of $2,680,000 were eliminated completely.   Income
taxes receivable were increased by $1,648,000 and deferred taxes were increased by $1,500,000.

<F3>  Reflects the estimated increase in line of credit to purchase QuesTech and the resulting increase in interest expense of approximately $2,675,000 less $405,000 of QuesTech interest expense and an adjustment of $178,000 for depreciation on fixed assets of discontinued operation.
PAGE

                           CACI INTERNATIONAL INC.
          UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED JUNE 30, 1998

                                                                    PRO-FORMA
                                              HISTORICAL
ADJUSTMENTS                  PRO-FORMA
                                             ------------
------------                 ------------
REVENUE                                      $326,110,000         $79,296,000
<F1>             $405,406,000
                                              -----------
----------                   -----------

COST AND EXPENSES
  Direct costs                                177,584,000          52,342,000
<F1>              229,926,000
  Indirect cost and selling expenses          119,320,000          22,558,000
<F1><F2>          141,878,000
  Depreciation and amortization                 8,892,000           1,835,000
<F1><F2>           10,727,000
                                              -----------
----------                   -----------
    Total operating expenses                  305,796,000
76,735,000                   382,531,000
                                              -----------
----------                   -----------

INCOME FROM OPERATIONS                         20,314,000
2,561,000                    22,875,000

  Interest expense                              1,837,000           3,035,000
<F1><F2>            4,872,000
                                              -----------
----------                   -----------

INCOME BEFORE INCOME TAXES                     18,477,000
(474,000)                   18,003,000

INCOME TAXES                                    6,762,000             259,000
<F1><F3>            7,021,000
                                              -----------
----------                   -----------

NET INCOME                                   $ 11,715,000         $
(733,000)                 $ 10,982,000
                                              ===========
==========                   ===========

BASIC EARNINGS PER SHARE                            $1.09
$(0.07)                        $1.02

DILUTED EARNINGS PER SHARE                          $1.05
$(0.07)                        $0.98

AVERAGE SHARES OUTSTANDING                     10,779,000
10,779,000                    10,779,000
                                              ===========
==========                   ===========

AVERAGE SHARES AND
  EQUIVALENT SHARES OUTSTANDING                11,153,000
11,153,000                    11,153,000
                                              ===========
==========                   ===========

<F1>  Represents the historical results of QuesTech for the year ended June
30, 1998.

<F2>  Adjustments include estimated interest expense of $2,675,000 on the line of credit, elimination of $405,000 of QuesTech's interest expense and an additional $1,058,000 of goodwill amortization.

<F3> To record additional tax for nondeductible goodwill amortization net of a benefit from additional interest expense.
PAGE

                            CACI INTERNATIONAL INC
                UNAUDITED PRO-FORMA CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1998


PRO-FORMA
                                                    HISTORICAL
ADJUSTMENTS                PRO-FORMA
                                                    ----------
------------               ---------
ASSETS
Current assets
  Cash and equivalents                            $
2,203,000                                   $  2,203,000
  Accounts receivable, net                          94,280,000
$14,210,000 <F1>            108,490,000
  Income taxes receivable
1,648,000 <F1><F2>          1,648,000
  Deferred contract costs
1,811,000                                      1,811,000
  Deferred income taxes                                213,000
207,000 <F1><F2>            420,000
  Prepaid expenses and other                         4,314,000
213,000 <F1>              4,527,000
                                                   -----------
----------                 -----------

    Total current assets                           102,821,000
16,278,000                 119,099,000
                                                   -----------
----------                 -----------

Property and equipment, net                         11,269,000
1,971,000 <F1>             13,240,000
                                                   -----------
----------                 -----------

  Accounts receivable, long term
5,679,000                                      5,679,000
  Goodwill                                          39,290,000
30,681,000 <F1>             69,971,000
  Deferred income taxes                                479,000
4,063,000 <F1><F2>          4,542,000
  Deferred contract costs, long-term
550,000                                        550,000
  Other assets                                       4,966,000
2,110,000 <F1><F2>          7,076,000
                                                   -----------
----------                 -----------

     TOTAL ASSETS                                  165,054,000
55,103,000                 220,157,000
                                                   ===========
==========                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses             22,657,000
5,638,000 <F1><F2>         28,295,000
  Accrued compensation and benefits                 15,120,000
3,646,000 <F1>             18,766,000
  Income taxes payable                               2,691,000
688,000 <F1><F2><F3>      3,379,000
  Deferred income taxes
2,005,000                                      2,005,000
                                                   -----------
----------                 -----------

    Total current liabilities                       42,473,000
9,972,000                  52,445,000
                                                   -----------
----------                 -----------

Long-term liabilities

  Notes payable, long-term                          33,086,000
40,777,000 <F1>             73,863,000
  Other long term liabilities                        1,204,000
4,559,000 <F1>              5,763,000
  Deferred income taxes
144,000                                        144,000

     TOTAL LIABILITIES                              76,907,000
55,308,000                 132,215,000
                                                   -----------
----------                 -----------

Stockholder's equity                                88,147,000
(205,000)                 87,942,000
                                                   -----------
----------                 -----------

     TOTAL LIABILITIES & STOCKHOLDERS' EQUITY     $165,054,000
$55,103,000                $220,157,000
                                                   ===========
==========                 ===========


<F1>  Represents the allocation of the net purchase price of $34,917,000 to all of the assets, liabilities and intangible assets of QuesTech, Inc. and subsidiaries ("QuesTech"). The excess of the purchase price over the fair value of the net assets acquired was estimated at $30,946,000 and will be amortized on a straight line basis over 30 years. The preliminary purchase price allocation may change during the year ending June 30, 1999 as additional information concerning the net asset valuations is obtained.

<F2>  Adjustments to QuesTech's September 30, balances were made to closely reflect the actual balances that were acquired. Cash of $286,000 and total assets of discontinued operations of $4,370,000 were eliminated completely. Income taxes receivable were increased by $1,648,000 and deferred taxes were increased by $1,500,000.

<F3>  Reflects the estimated increase in line of credit to purchase QuesTech and the resulting increase in interest expense of approximately $666,000 less $96,000 of QuesTech interest expense and an adjustment of $45,000 for depreciation on fixed assets of discontinued operation.
PAGE

                            CACI INTERNATIONAL INC
            UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE QUARTER ENDED SEPTEMBER 30, 1998

                                                                    PRO-FORMA
                                                HISTORICAL
ADJUSTMENTS                  PRO-FORMA
                                                ----------
-----------                 -----------
REVENUE                                        $92,351,000         $19,834,000
<F1>            $112,185,000
                                                ----------
----------                  -----------

COST AND EXPENSES
  Direct costs                                  51,643,000          13,021,000
<F1>              64,664,000
  Indirect costs and selling expenses           32,856,000           5,657,000
<F1><F2>          38,513,000
  Depreciation and amortization                  2,371,000             527,000
<F1><F2>           2,898,000
                                                ----------
----------                  -----------
    Total operating expenses                    86,870,000
19,205,000                  106,075,000
                                                ----------
----------                  -----------

INCOME FROM OPERATIONS                           5,481,000
629,000                    6,110,000

  Interest expense                                 496,000             807,000
<F1><F2>           1,303,000
                                                ----------
----------                  -----------

INCOME BEFORE INCOME TAXES                       4,985,000
(178,000)                   4,807,000

INCOME TAXES                                     1,846,000              80,000
<F1><F3>           1,926,000
                                                ----------
----------                  -----------

NET INCOME                                     $ 3,139,000         $
(258,000)                $  2,881,000
                                                ==========
==========                  ===========

BASIC EARNINGS PER SHARE                             $0.29
$(0.02)                       $0.27

DILUTED EARNINGS PER SHARE                           $0.28
$(0.02)                       $0.26

AVERAGE SHARES OUTSTANDING                      10,858,000
10,858,000                   10,858,000
                                                ==========
==========                  ===========

AVERAGE SHARES AND
  EQUIVALENT SHARES OUTSTANDING                 11,202,000
11,202,000                   11,202,000
                                                ==========
==========                  ===========

<F1>  Represents the historical results of QuesTech for the quarter ended
September 30, 1998.

<F2>  Adjustments include estimated interest expense of $666,000 on the line of credit, elimination of $96,000 of QuesTech's interest expense and an additional $265,000 of goodwill amortization.

<F3>  To record additional tax for nondeductible goodwill amortization net of a benefit from additional interest expense.PAGE

                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



     CACI International Inc
--------------------------------
          (Registrant)


              /s/
By: ----------------------------
    Jeffrey P. Elefante
    Executive Vice President,
    General Counsel and
    Secretary


Dated: January 27, 1999